Exhibit 99.1

EST ANNOUNCES ELECTION OF NEW DIRECTOR
Wednesday October 31, 8:30 am PT

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Electronic Sensor Technology (OTCBB:ESNR
- News), a leading manufacturer of ultra-fast vapor analyzers, is pleased to announce that Ms. Rita Benoy Bushon has been elected to the Board of Directors to fill the vacancy left by the retirement of Mr. Mike Krishnan.

Ms. Bushon has served as Executive Director and as a member of the Executive Committee of Land & General Berhad since December 2006. Land and General Berhad is the company's largest shareholder owning approximately 18% of the company's outstanding shares. Previously, she was a Director of Land & General Berhad, a position she was appointed to in March 2002. From December 1984 to October 2007, Ms. Bushon held various senior executive positions with Employees Provident Fund (Malaysia) including Head of Private Equity and Head of Public Equity Research. Ms. Bushon was a Director and a founding member of the Minority Shareholder Watchdog Group, a Malaysian public company, from December 2001 to February 2007. Since 2003, Ms. Bushon has served on the Board of Directors of Kentucky Fried Chicken Ltd. (Malaysia). Ms. Bushon received a Master in Business Administration from Henley/ Brunel University, West London in 1993, and earned an honors degree in Economic Statistics from Universiti Kebangsaan Malaysia in 1984.

"While we will miss Mike Krishnan's counsel", said Barry S. Howe, President and CEO, "we are very pleased to welcome Ms. Bushon to the board. Her background of operating experience as well as in the capital markets will serve us well."

About Electronic Sensor Technology:

Founded in 1995, Electronic Sensor Technology has developed a patented chemical vapor analytical process that enables analysis of nearly any odor, fragrance, or chemical vapor within ten seconds. We believe that the Company's product line is strategically positioned to address key vulnerabilities in the homeland security market, and is also suited for environmental and quality assurance applications.

SEC Filings and Forward-Looking Statements

This press release includes forward-looking statements, including the Company's expectations regarding its ability to develop and access capital markets and its ability to achieve expected results in the chemical detection and analysis industry. The forward-looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the chemical detection and analysis industry and in the Company's business. The Company cautions readers that certain important factors may
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                                                                    Exhibit 99.1

have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. For a discussion of these factors, please refer to our recent filings with the Securities and Exchange Commission, including our most recent report on form 10-KSB. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
Electronic Sensor Technology
Frank Zuhde, 805-480-1994, ext. 135

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Source: Electronic Sensor Technology